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Exhibit 99.5

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF MICHIGAN

JOHN TRAMONTANA,	:	Civil Action No. 02-10012
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Plaintiff,	:
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v.	:
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CYNTHIA R. MAY,	:
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HAROLD C. BALDAUF, and	:
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JERICHO II, L.L.C.,	:
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Defendants.	:
:

ORDER

        AND NOW, this            day of April, 2002, upon consideration of the Motion for a Preliminary Injunction of Plaintiff John Tramontana, and upon defendants Harold C. Baldauf and Cynthia R. May consenting to the entry of a preliminary injunction, it is hereby ORDERED AND DECREED that, until further Order of this Court, during the pendency of this action:

        1.    Baldauf will not vote, dispose of, assign or otherwise encumber any of the shares of Bigmar that are the subject of this action or attempt to exercise any rights under that Second Amendment to the Operating Agreement for defendant Jericho, II, L.L.C. dated July 19, 2001;

        2.    Defendant May will not attempt to exercise any authority purportedly conferred upon her under that certain Delegation of Authority dated August 30, 2000; and

        3.    Defendant May shall not attempt to act as the Managing Member of Jericho, which shall prohibit her from, among other things, (i) attempting to vote any of Jericho's Bigmar shares, disposing, assigning or otherwise encumbering any of Jericho's assets, or signing any checks, contracts, agreements or other documents on behalf of Jericho.

        Notwithstanding anything stated above, May and Baldauf may vote their membership interests in Jericho with respect to any matter properly raised for consideration in accordance with the terms of that certain Operating Agreement for defendant Jericho II, L.L.C. dated January 29, 1997 as first amended by that certain First Amendment to the Operating Agreement for defendant Jericho, II, L.L.C. dated September 12, 1997, as those rights were established prior to the execution of that Second Amendment to the Operating Agreement for defendant Jericho II, L.L.C. dated July 19, 2001.

/s/ DAVID M. LAWSON DAVID M. LAWSON United States District Judge
STIPULATED AND AGREED:
/s/ ROBERT W. HAYES Robert W. Hayes Aaron Krauss Cozen O'Connor 1900 Market Street Philadelphia, Pennsylvania 19103-3508 (215) 665-2000 On behalf of Plaintiff	/s/ JOHN A. DECKER John A. Decker Brian Elder Braun, Kendrick, Finkbeiner PLC 4301 Fashion Squire Boulevard Saginaw, Michigan 48603 (989) 498-2100 On behalf of Defendant Baldauf
/s/ WILLIAM K. HOLMES William K. Holmes Molly E. McFarlane Warner Norcross & Judd LLP 111 Lyon Street, N.W., Suite 900 Grand Rapids, Michigan 49503 (616) 752-2000 On behalf of Defendant May

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IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN
ORDER